Exhibit 99.1
POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

C B R L   G R O U P,   I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. REPORTS 42% INCREASE IN INCOME PER DILUTED SHARE FROM
CONTINUING OPERATIONS FOR FISCAL 2008 SECOND QUARTER

Affirms Guidance for Fiscal 2008

·
Comparable store restaurant sales for the second quarter fiscal 2008 increased 1.1% from prior year for Cracker Barrel Old Country Store® (“Cracker Barrel”) while comparable store retail sales were up 1.4%, both on a comparable weeks basis.

·	Revenue for the second quarter grew 3.6% to $634 million compared with the prior year quarter.
·	Operating income margin from continuing operations in the second quarter improved to 7.2% of total revenue compared with 6.9% in the year-ago quarter.
·	Income from continuing operations increased 42% to $0.85 per diluted share for the second quarter fiscal 2008 from $0.60 in the prior-year comparable period.
·
In the second quarter, the Company completed its share repurchase authorizations by repurchasing 1.6 million shares of the Company’s common stock for $52.4 million.  At the end of the quarter, 22.1 million shares were issued and outstanding.

LEBANON, Tenn. -- February 26, 2008 -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today reported income from continuing operations of $0.85 per diluted share for the second quarter of fiscal 2008, compared with $0.60 per diluted share from continuing operations in the second quarter of fiscal 2007, an increase of 42%.  Income from continuing operations was $20.2 million compared with $20.5 million in the second quarter of fiscal 2007, reflecting higher operating income offset by lower interest income.  Higher revenues, better operating margin and the reduction in shares outstanding associated with the Company’s strategic initiatives and related stock repurchase programs that it completed in fiscal 2007 contributed to the 42% increase in income per diluted share from continuing operations.

Second-Quarter Fiscal 2008 Results
Revenue from continuing operations
Total revenue from continuing operations of $634 million during the second quarter represented an increase of 3.6% from the second quarter of fiscal 2007.  Comparable store restaurant sales for the period increased 1.1%, including a 3.4% higher average check, while guest traffic declined 2.3%, both on a comparable weeks basis.

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CBRL Announces Second Quarter Results

February 26, 2008

Cracker Barrel’s average menu price increase for the quarter was approximately 3.5% compared with last year.  Comparable store retail sales were up 1.4% for the quarter on a comparable weeks basis.  During the quarter, the Company opened four new Cracker Barrel Old Country Store units, bringing the new store openings to date for fiscal 2008 to ten out of the 17 planned in fiscal 2008.

Income from continuing operations
Operating income from continuing operations of $45.4 million was 7.2% of total revenue during the second quarter of fiscal 2008 compared with $42.2 million, or 6.9% of total revenue, in the second quarter of fiscal 2007.  Operating income margin was favorably affected by higher sales and lower general insurance, general and administrative expenses, advertising, and store hourly labor costs.  Partly offsetting these favorable effects were higher food and retail freight costs, higher workers compensation expenses and the non-recurrence of favorable litigation settlement proceeds in the prior-year second quarter.  During the second quarter, actuarial reviews of the Company’s self-insured workers compensation and general insurance reserves resulted in a less favorable credit to workers compensation reserves this year than the prior year but a more favorable credit to general insurance reserves.  General and administrative expenses declined because of lower incentive compensation accruals in the second quarter and the gain on the sale during the quarter of a Logan’s restaurant property that had been retained in the Company’s disposition of Logan’s Roadhouse® Inc. (“Logan’s”) in December 2006.

Income from continuing operations was $20.2 million, or $0.85 per diluted share, for the second quarter of fiscal 2008, compared with $20.5 million, or $0.60 per diluted share, from continuing operations in the comparable period of fiscal 2007.  The lower income from continuing operations reflected lower interest income.  Higher income per diluted share from continuing operations was due to fewer shares outstanding compared with the comparable prior-year period as a result of repurchases of the Company’s common stock that are part of the Company’s strategic initiatives completed in fiscal 2007.  In the second quarter, the Company completed its share repurchase authorizations by purchasing 1.6 million shares of the Company’s common stock for $52.4 million.

Commenting on the second-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “In light of the challenging consumer environment, we are pleased to report positive comparable store sales for both restaurant and retail.  Our restaurant traffic continues to outperform the casual dining industry and our retail sales growth was achieved without resorting to higher markdowns than last year.  We are also pleased to achieve better-than-expected operating margin thanks to our efforts in controlling labor and operating expenses.”

Year-to-date Fiscal 2008 Results
Total revenue from continuing operations of $1.22 billion year-to-date for fiscal 2008 represented an increase of 3.9% over fiscal 2007.  Comparable store restaurant sales increased 1.4% on a comparable weeks basis, including a 3.2% higher check, while guest traffic declined by 1.8%.  Comparable store retail sales decreased

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CBRL Announces Second Quarter Results

February 26, 2008

0.1% on a comparable weeks basis.  In the first six months of fiscal 2008, the Company opened ten new Cracker Barrel Old Country Stores and closed two units.

The Company reported income from continuing operations of $34.2 million, or $1.42 per diluted share, compared with income from continuing operations of $35.7 million, or $1.05 per diluted share, in fiscal 2007.

Year-to-date net cash flow provided by operating activities was $63.6 million, compared with $109.2 million in fiscal 2007, reflecting the timing of income taxes payable in fiscal 2007 related to the Logan's sale/leaseback and the gain on the sale of Logan's.

Fiscal 2008 Outlook
The Company urges caution in considering its current trends and the outlook disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors, risks and influences, some of which are discussed in the cautionary language at the end of this press release and others that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended August 3, 2007 and subsequent Quarterly Reports on Form 10-Q which can be found on the Securities and Exchange Commission’s website, sec.gov, and the Company’s website, cbrlgroup.com.  The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the Securities and Exchange Commission.

The Company commented that its outlook for fiscal 2008 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fiscal 2008 total revenue to increase approximately 2% to 3% over revenues from continuing operations in fiscal 2007 (which included a 53rd week equaling $46.3 million of sales).  The revenue increase reflects the opening of 17 new Cracker Barrel units during the year, comparable store restaurant sales projected to be up 1% to 2% on a comparable weeks basis, including approximately 3.5% of menu pricing, and comparable store retail sales are expected to be flat to up 1.5% compared to fiscal 2007 on a comparable weeks basis.  The Company also presently expects fiscal 2008 operating income margin as a percent of revenues from continuing operations to be approximately 6.7% to 6.9% compared with 7.0%, excluding the effect of a 53rd week, in fiscal 2007.  Commodity cost inflation for fiscal 2008 is expected to be 5% to 5.5% with an estimated 80% of product needs contracted for the remainder of fiscal 2008.  Depreciation for the year is expected to be approximately $60 million.  Net interest expense is estimated at approximately $60 million and diluted shares outstanding are expected to average approximately 23.5 million.  The Company expects its full year 2008 effective tax rate to be between 31.5% and 32.0%, with the third and fourth quarter effective tax rates to be lower than the full year effective tax rate.  Income from continuing operations per diluted share is projected to be in the range of $3.00 to $3.15 per share.  The Company presently expects full year fiscal 2008 capital expenditures of approximately $90 million.

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CBRL Announces Second Quarter Results

February 26, 2008

Commenting on the outlook, Mr. Woodhouse said, “Despite an environment of continuing sales and commodity cost pressures, the system-wide cost control initiatives that we implemented earlier this year are gaining traction, and we are pleased to affirm our earnings guidance for the full year.”

Fiscal 2008 Second-Quarter Conference Call
As previously announced, the live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line in the News and Events section under the Investor Relations tab on the Company’s website at cbrlgroup.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through March 11, 2008.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 571 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “ projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational or marketing  execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity price increases including weather effects on supply and the effects of demand for corn for ethanol production on the costs of animal feed and resulting protein prices; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; workers compensation, group health and utility

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CBRL Announces Second Quarter Results

February 26, 2008

price changes;  consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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CBRL Announces Second Quarter Results

February 26, 2008
CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Second Quarter Ended			Six Months Ended
	2/1/08	1/26/07	Percentage Change	2/1/08	1/26/07	Percentage Change

Total revenue	$634,453	$612,134	4%	$1,215,618	$1,170,397	4%
Cost of goods sold	223,735	210,352	6	403,963	383,208	5
Gross profit	410,718	401,782	2	811,655	787,189	3
Labor & other related expenses	229,133	219,594	4	454,801	431,768	5
Other store operating expenses	106,473	105,932	1	211,693	203,654	4
Impairment and store closing charges	68	--	--	877	--	--
Store operating income	75,044	76,256	(2)	144,284	151,767	(5)
General and administrative expenses	29,623	34,022	(13)	62,841	71,282	(12)
Operating income	45,421	42,234	8	81,443	80,485	1
Interest expense	14,454	14,609	(1)	29,363	29,786	(1)
Interest income	128	3,857	(97)	185	4,455	(96)
Pretax income	31,095	31,482	(1)	52,265	55,154	(5)
Provision for income taxes	10,861	10,981	(1)	18,048	19,491	(7)
Income from continuing operations	20,234	20,501	(1)	34,217	35,663	(4)
(Loss) income from discontinued operations	(17)	82,011	(100)	(111)	86,276	(100)
Net income	$20,217	$102,512	(80)	$34,106	$121,939	(72)

Earnings per share – Basic: Income from continuing operations	$0.87	$0.66	32	$1.46	$1.14	28
(Loss) income from discontinued operations	$--	$2.66	(100)	$--	$2.76	(100)
Net income per share	$0.87	$3.32	(74)	$1.46	$3.90	(63)

Earnings per share – Diluted: Income from continuing operations	$0.85	$0.60	42	$1.42	$1.05	35
(Loss) income from discontinued operations	$--	$2.28	(100)	$--	$2.38	(100)
Net income per share	$0.85	$2.88	(70)	$1.42	$3.43	(59)

Weighted average shares: Basic	23,133,206	30,839,209	(25)	23,419,403	31,226,657	(25)
Diluted	23,758,343	36,016,304	(34)	24,101,665	36,204,862	(33)

Ratio Analysis
Total Revenue: Restaurant:	73.3%	73.2%		76.3%	76.1%
Retail:	26.7	26.8		23.7	23.9
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	35.3	34.4		33.2	32.7
Gross profit	64.7	65.6		66.8	67.3
Labor & other related expenses	36.1	35.8		37.4	36.9
Other store operating expenses	16.8	17.3		17.4	17.4
Impairment and store closing charges	--	--		0.1	--
Store operating income	11.8	12.5		11.9	13.0
General and administrative expenses	4.6	5.6		5.2	6.1
Operating income	7.2	6.9		6.7	6.9
Interest expense	2.3	2.4		2.4	2.6
Interest income	--	0.6		--	0.4
Pretax income	4.9	5.1		4.3	4.7
Provision for income taxes	1.7	1.8		1.5	1.7
Income from continuing operations	3.2	3.3		2.8	3.0
(Loss) income from discontinued operations	--	13.4		--	7.4
Net income	3.2%	16.7%		2.8%	10.4%

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CBRL Announces Second Quarter Results

February 26, 2008

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	2/1/08	8/3/07
Assets
Cash and cash equivalents	$11,433	$14,248
Assets held for sale	2,577	4,676
Other current assets	189,392	181,357
Property and equipment, net	1,034,005	1,018,982
Long-lived assets	45,939	45,767
Total assets	$1,283,346	$1,265,030

Liabilities and Shareholders’ Equity
Current liabilities	$241,049	$274,669
Long-term debt	787,810	756,306
Other long-term obligations	198,413	129,932
Shareholders’ equity	56,074	104,123
Total liabilities and shareholders’ equity	$1,283,346	$1,265,030

Common shares outstanding	22,133,878	23,674,175

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CBRL Announces Second Quarter Results

February 26, 20008

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Six Months Ended
	2/1/08	1/26/07
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$34,106	$121,939
Loss (income) from discontinued operations, net of tax	111	(86,276)
Depreciation and amortization	27,983	28,017
(Gain) loss on disposition of property and equipment	(446)	1,304
Impairment	532	--
Accretion on zero-coupon notes	--	2,934
Share-based compensation, net of excess tax benefit	4,931	5,338
Net changes in other assets and liabilities	(3,627)	35,985
Net cash provided by operating activities	63,590	109,241
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(45,009)	(46,909)
Proceeds from sale of property and equipment	4,786	1,636
Net cash used in investing activities	(40,223)	(45,273)
Cash flows from financing activities:
Net proceeds (payments) for credit facilities and other long-term obligations	32,014	(78,863)
Proceeds from exercise of stock options	1,965	20,171
Excess tax benefit from share-based compensation	49	1,947
Purchase and retirement of common stock	(52,380)	(250,142)
Dividends on common stock	(7,660)	(8,464)
Net cash used in financing activities	(26,012)	(315,351)

Cash flows from discontinued operations:
Net cash used in operating activities of discontinued operations	(170)	(32,716)
Net cash provided by investing activities of discontinued operations	--	454,670
Net cash (used in) provided by discontinued operations	(170)	421,954

Net (decrease) increase in cash and cash equivalents	(2,815)	170,571
Cash and cash equivalents, beginning of period	14,248	87,830
Cash and cash equivalents, end of period	$11,433	$258,401

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CBRL Announces Second Quarter Results

February 26, 2008

CBRL GROUP, INC.
Supplemental Information
(Unaudited)

	Second Quarter Ended		Six Months Ended
	2/1/08	1/26/07	2/1/08	1/26/07

Units in operation:
Open at beginning of period	566	548	562	543
Opened during period	4	4	10	9
Closed during period	--	--	(2)	--
Open at end of period	570	552	570	552

Total revenue: (In thousands)
Restaurant	$465,105	$447,782	$927,858	$890,109
Retail	169,348	164,352	287,760	280,288
Total revenue	$634,453	$612,134	$1,215,618	$1,170,397

Operating weeks:	7,399	7,160	14,721	14,236

Average unit volume: (In thousands)
Restaurant	$817.2	$813.0	$1,638.8	$1,625.7
Retail	297.5	298.4	508.2	511.9
Total	$1,114.7	$1,111.4	$2,147.0	$2,137.6

	Q2 2008 vs. Q2 2007	6 mo. 2008 vs. 6 mo. 2007

Comparable store sales period to period increase (decrease):
Restaurant	1.1%	1.4%
Retail	1.4%	(.1)%

Number of locations in comparable store base	537	531

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